Exhibit 99.1

Rambus and Micron Technology Extend Patent License Agreement

Five-year agreement extends product collaboration and enables broad access to Rambus innovations

SAN JOSE, Calif. – Dec. 10, 2024 – Rambus Inc. (NASDAQ: RMBS), a premier chip and silicon IP provider making data faster and safer, today announced it has extended the term of its comprehensive patent license agreement with Micron Technology, Inc. for an additional five years. The extension maintains the existing licensing terms, providing Micron with broad access to the Rambus patent portfolio through late 2029. Other terms and details are confidential.

“We are very pleased to continue our strategic relationship with Micron,” said Luc Seraphin, president and chief executive officer of Rambus. “This extension enables our continued collaboration, and we look forward to working together to bring further advancements to the industry.”

About Rambus Inc.

Rambus is a provider of industry-leading chips and silicon IP making data faster and safer. With over 30 years of advanced semiconductor experience, we are a pioneer in high-performance memory solutions that solve the bottleneck between memory and processing for data-intensive systems. Whether in the cloud, at the edge or in your hand, real-time and immersive applications depend on data throughput and integrity. Rambus products and innovations deliver the increased bandwidth, capacity and security required to meet the world’s data needs and drive ever-greater end-user experiences. For more information, visit rambus.com.

Source: Rambus Inc.

Contact:

Nicole Noutsios

Rambus Investor Relations

(510) 315-1003

rambus@nmnadvisors.com

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